EXHIBIT 77Q1(d) TO NEUBERGER BERMAN HIGH YIELD STRATEGIES FUND N-SAR 3/2/09
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File Number: 811-21342
CIK Number: 0001228361



The following is an example of a privately placed note issued by Neuberger Berman High Yield Strategies Fund:

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.


               LEHMAN BROTHERS/FIRST TRUST INCOME OPPORTUNITY FUND


           FLOATING RATE SENIOR NOTE, SERIES A, DUE NOVEMBER 13, 2013

No. RA-1                                                       November 13, 2008
$13,311,000                                                       PPN 52521@ AA7

     FOR VALUE RECEIVED, the undersigned, LEHMAN BROTHERS/FIRST TRUST INCOME OPPORTUNITY FUND (herein called the "COMPANY"), a statutory trust organized and existing under the laws of the State of Delaware, hereby promises to pay to _________________________________, or registered assigns, the principal sum of THIRTEEN MILLION THREE HUNDRED ELEVEN THOUSAND DOLLARS (or so much thereof as shall not have been prepaid) on November 13, 2013, with interest (computed on the actual number of days elapsed on the basis of a 360-day year) (a) on the unpaid balance hereof at the Series A Adjusted LIBOR Rate as calculated for each Interest Period pursuant to Section 1.1 of the Note Purchase Agreement from the date hereof, payable quarterly, on the last day of each March, June, September and December in each year, commencing with the March, June, September or December next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Series A Prepayment Amount and LIBOR Breakage Amount, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate.

     In addition to any other amounts of interest payable hereunder, the interest rate applicable to this Note is subject to increase pursuant to and in accordance with the requirements of Sections 1.3 and 9.7(c) of the Note Purchase Agreement (referred to below).

     Payments of principal of, interest on and any Series A Prepayment Amount and LIBOR Breakage Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Company in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement.

     This Note is one of a series of Senior Notes (herein called the "NOTES") issued pursuant to the Master Note Purchase Agreement, dated as of September 19, 2008 (as from time to time amended, the "NOTE PURCHASE AGREEMENT"), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have agreed to the confidentiality provisions set forth in Section 20

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of the Note Purchase Agreement.  Unless otherwise  indicated,  capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

     This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

     This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

     If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Series A Prepayment Amount and LIBOR Breakage Amount) and with the effect provided in the Note Purchase Agreement.

                  [Remainder of Page Intentionally Left Blank]

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     This Note shall be  construed  and  enforced in  accordance  with,  and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

                                        LEHMAN BROTHERS/FIRST TRUST INCOME
                                          OPPORTUNITY FUND


                                        By _________________________________
                                           Name:
                                           Title:


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